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                                                                     EXHIBIT 2.2
                          AMENDMENT NO. 1 TO AGREEMENT
                               AND PLAN OF MERGER


     This Amendment No. 1. dated as of November 7, 1997 ("Amendment No. 1") to the Agreement and Plan of Merger, dated as of September 10, 1997 (the "Agreement"), is by and among Corporate Express, Inc., a Colorado corporation ("Parent"), IDD Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Subsidiary"), and Data Documents Incorporated, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, Parent, Subsidiary and the Company executed and delivered the Agreement; and

     WHEREAS, Parent, Subsidiary and the Company wish to amend certain terms of the Agreement so as to fix the Exchange Ratio (as defined therein).

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Agreement, the parties hereto, intending to be legally bound, agree as follows:


     SECTION 1. AMENDMENT TO SUBSECTIONS 3.1(A) AND (B).  Subsections 3.1(a) and
(b) of the Agreement are hereby amended and restated as follows:

                    (a) each share of the Company's Common Stock, par value
               $.001 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time, except any Non-Converting Shares (as defined in Section 3.1(c)), shall be converted into the right to receive consideration (the "Merger Consideration") equal to that number of shares of common stock, par value $.0002 per share, of Parent ("Parent Common Stock"), which is determined by multiplying the Exchange Ratio (as defined below) by the number of shares of Company Common Stock held by such Company stockholder on the Closing Date (as defined in Section 3.5). The "Exchange Ratio" shall equal 1.1 shares of Parent Common Stock for each share of Company Common Stock outstanding at the time of the Merger.

                    (b) The Parent Common Stock is listed on the Nasdaq
               National Market ("Nasdaq").

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     SECTION 2. AMENDMENT TO SUBSECTION 7.6(B).  Subsection 7.6(b) of the
Agreement is hereby amended by deleting the last sentence of that subsection since it relates to prior Section 3.1(b)(i) of the Agreement.



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     IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this
Amendment No. 1 to the Agreement to be signed by their respective officers as of the date first written above.

                              CORPORATE EXPRESS, INC.


                              By: /s/Richard L. Millett, Jr.
                                  -----------------------------------
                                   Richard L. Millett, Jr.
                                   Vice President, General Counsel



                              IDD ACQUISITION CORP.


                              By: /s/Richard L. Millett, Jr.
                                  -----------------------------------
                                   Richard L. Millett, Jr.
                                   Vice President, General Counsel



                              DATA DOCUMENTS INCORPORATED


                              By: /s/Walter J. Kearns
                                  -----------------------------------
                                   Walter J. Kearns
                                   Chief Executive Officer

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